UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

July 18, 2005

Prosoft Learning Corporation

(Exact name of registrant as specified in its charter)

Nevada	000-21535	87-0448639
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

410 N. 44th Street, Suite 600, Phoenix, Arizona	85008
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:

(602) 794-4199

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 – Corporate Governance and Management

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

On July 18, 2005, Tom D. Benscoter, age 54, was appointed Interim Chief Financial Officer of the Company. Prior to assuming this position, Mr. Benscoter served as Chief Financial Officer of Arcatron Inc., an integrator and manufacturer of audio visual and room control systems from 2003 to 2005. From 1996 to 2003, he served as Vice President and Chief Financial Officer of ASI Communications, Inc., an Arizona-based telecommunications company with national operations in security alarm monitoring and Internet services. Mr. Benscoter’s experience also includes ten years as CFO of a multi-national high tech engineering firm and eight years as a senior financial and administrative executive in the paging and cellular telephone industry. In addition, Mr. Benscoter has served as a senior associate with a private investment banking firm. Mr. Benscoter received both Bachelor of Science and Master of Business Administration degrees in Finance from the University of Southern California.

As Interim Chief Financial Officer, Mr. Benscoter assumes the duties of principal financial officer and principal accounting officer of the Company, roles previously held by William J. Weronick. Mr. Weronick remains the Company’s Vice President Finance, pursuant to the Employment Agreement dated December 29, 2003 between Mr. Weronick and the Company. That Employment Agreement expires on July 31, 2005.

Mr. Benscoter was introduced to the company by Robert Half Management Associates, a professional staffing firm (“Robert Half”). The Company has entered into a contract with Robert Half under which Mr. Benscoter will remain an employee of Robert Half with his services contracted to the Company until August 30, 2005. During the term of the contract the Company will pay Robert Half a fee of $15,000 per month for services provided by Mr. Benscoter. The Company intends that upon expiration of its contract with Robert Half, Mr. Benscoter will be directly employed by the Company at an annual salary of $120,000 per year.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: July 22, 2005	Prosoft Learning Corporation
(Registrant)

	By:	/s/ Benjamin Fink
Benjamin Fink,
President and CEO

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